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                                                                     Exhibit 3.2

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                         TIPPINGPOINT TECHNOLOGIES, INC.

                            (a Delaware corporation)

                                      INTO

                                NETPLIANCE, INC.

                            (a Delaware corporation)

     It is hereby certified that:

     1. Netpliance, Inc., hereinafter sometimes referred to as the "Corporation," is a corporation of the State of Delaware.

     2. The Corporation is the owner of all of the outstanding shares of the common stock of TippingPoint Technologies, Inc., which is also a corporation of the State of Delaware.

     3. On August 9, 2001, the Board of Directors of the Corporation adopted the following resolutions to merge TippingPoint Technologies, Inc. into the
Corporation:

          RESOLVED that TippingPoint Technologies, Inc. be merged into this Corporation, and that all of the estate, property,rights, privileges, powers and franchises of TippingPoint Technologies, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by TippingPoint Technologies, Inc. in its name.

          RESOLVED that this Corporation shall assume all of the obligations of TippingPoint Technologies, Inc.

          RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

          RESOLVED that this Corporation shall change its corporate name to TippingPoint Technologies, Inc.

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     4.   The certificate of incorporation of the Corporation, is to be amended and changed by reason of the merger herein certified by striking out Article 1, thereof, relating to the name of said surviving corporation, and by substituting in lieu thereof the following article:

          "1.  The name of the Corporation is TippingPoint Technologies, Inc."

     5. The merger is to be effective at 8:00 a.m., Eastern Daylight Time, on August 20, 2001.


Executed on August 10, 2001.

                                    NETPLIANCE, INC.


                                    /s/ JAMES E. CAHILL
                                    ------------------------------------------
                                    By: James E. Cahill, Vice President and
                                        General Counsel

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